UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2009
Stanley Furniture Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia	24168

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (276) 627-2000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On December 8, 2009, Stanley Furniture, Inc. (the “Company”) announced that it was eliminating the position of Executive Vice President — Operations and that the employment of Steve Bullock, who serves as Executive Vice President—Operations, will terminate on December 31, 2009.
(e) On December 10, 2009, the Compensation Committee (the “Committee”) of the Company adopted the Company’s 2010 annual incentive compensation program (the “Incentive Plan”) which is for corporate officers and key employees who can directly influence the Company’s financial results. Under the 2010 Incentive Plan, 75% of the bonus will be based on earnings (loss) before interest and taxes (“EBIT”) and 25% of the bonus will be based on returns and allowances (“R&A”). The Company’s executive officers will receive a cash bonus of up to 75% of their total bonus target if the Company’s EBIT achieves or exceeds a specified threshold amount for fiscal 2010 (the “EBIT Bonus”) and up to 25% of their total bonus target if the Company’s R&A achieves or exceeds a specified threshold amount for fiscal 2010 (the “R&A Bonus”). No EBIT Bonus will be paid if the EBIT threshold is not met and the EBIT Bonus will be larger for Company performance above the EBIT threshold up to a maximum award (which would be achieved at 100% of EBIT target) on a per employee basis. No R&A Bonus will be paid if the R&A threshold is not met and the R&A Bonus will be larger for Company performance above the R&A threshold up to a maximum award (which would be achieved at 100% of R&A target) on a per employee basis. The Committee established a bonus potential of $200,000 for Glenn Prillaman, President and Chief Operating Officer, and $250,000 for Douglas I. Payne, Executive Vice President, Finance. Albert L. Prillaman, Chairman and Chief Executive Officer does not participate in the Incentive Plan.
On December 11, 2009, the Company entered into a Change in Control Protection Agreement (the “Agreement”) with Glenn Prillaman. During the two years after a change in control (as defined in the Agreement), Mr. Prillaman is entitled to receive severance pay if the Company terminates his employment other than for cause (as defined in the Agreement) or if he terminates his employment with the Company for good reason which generally is defined to exist if: (i) there is a material reduction in his base salary, (ii) his authority, duties or responsibilities are materially reduced, (iii) he is required to report to a corporate officer or employee instead of reporting directly to the board of directors of the Company or its ultimate parent following a change in control, (iv) his place of employment is relocated further than 50 miles from his current place of employment, or (v) any other action or inaction that constitutes a material breach by the Company or its successor of the Agreement. In the event Mr. Prillaman’s employment is terminated in the circumstances described in the preceding sentence, he is entitled to receive the following severance payments:
•	two times base salary paid in a lump sum at termination;
•	two times the average bonus paid over the last two prior fiscal years paid in a lump sum at termination;

•	a pro rata annual bonus for the year of termination, based on actual Company results, payable when the bonus is otherwise payable; and
•	vesting in the outstanding stock awards that would have vested in the next two years.
The Agreement will continue in effect until December 31, 2011, subject to automatic extensions for additional one-year terms at the beginning of each year unless either party to the Agreement gives notice on or before October 1 of any year that the agreement will not be extended.
The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
In connection with his termination, Mr. Bullock entered into a separation agreement with the Company (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Bullock will continue to receive salary payments in the amount of $6,605 semi-monthly beginning on the effective date of his termination and continuing until December 31, 2010, or until Mr. Bullock obtains any other full time employment, whichever occurs first; however, Mr. Bullock is entitled to a minimum payment of $13,210 regardless of when he obtains other employment. The Separation Agreement provides for a general release by Mr. Bullock of the Company. Mr. Bullock is also subject to certain non-solicitation requirements under the Separation Agreement. The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.
10.1	Change in Control Protection Agreement, dated December 11, 2009, by and between Stanley Furniture Company, Inc. and Glenn Prillaman.
10.2	Form of Separation Agreement and General Release between Stephen A. Bullock and Stanley Furniture Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.
Date: December 14, 2009	By:	s/ Douglas I. Payne
Douglas I. Payne
Executive Vice President, Finance and Administration